UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2017

ONCOMED PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35993	38-3572512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

800 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 995-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 24, 2017, the Board of Directors of OncoMed Pharmaceuticals, Inc. (the “Company”) approved a restructuring plan to reduce operating costs and better align its workforce with the needs of its business following the Company’s recent announcements that its Phase 2 “YOSEMITE” clinical trial of demcizumab (anti-DLL4, OMP-21M18) in combination with Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus gemcitabine in previously untreated patients with metastatic pancreatic cancer did not meet its primary endpoint and would be discontinued, its Phase 2 “PINNACLE” clinical trial of tarextumab (anti-Notch2/3, OMP-59R5) in combination with etoposide plus either cisplatin or carboplatin chemotherapy in previously untreated patients with extensive-stage small cell lung cancer did not meet its endpoints, its partner Bayer had decided not to exercise its option to license vantictumab (anti-Fzd, OMP-18R5) and ipafricept (Fzd8-Fc, OMP-54F28), and enrollment would be discontinued in the Phase 1b clinical trial of brontictuzumab (anti-Notch1, OMP-52M51) in combination with trifluridine/tipiracil (Lonsurf®) in third-line colorectal cancer patients.

Under this plan, the Company plans to reduce its workforce by 60 employees (or 48%) to 64 employees. The Company expects that the workforce reduction will be substantially completed by April 25, 2017 and will be entirely completed by December 31, 2017. Affected employees are eligible to receive severance payments, reimbursement of COBRA payments, accelerated stock option vesting, an extended post-termination stock option exercise period and out-placement services. In addition, contingent upon an affected employee’s execution (and non-revocation) of a separation agreement, which includes a general release of claims against the Company, the affected employee will be entitled to receive additional severance based on years of service.

In connection with the restructuring, the Company estimates that it will incur aggregate restructuring charges in the second through fourth quarters of 2017, inclusive, in the range of approximately $2.6 million to approximately $3.1 million related to one-time termination severance payments and other employee-related costs, including non-cash stock-based compensation expense related to the acceleration of stock options. The majority of the cash payments related to the personnel-related restructuring charges will be paid out during the second quarter of 2017, with the remainder to be paid out during the third and fourth quarters of 2017. The charges that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with termination benefits and the financial impact of the reduction in force. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to cost reduction efforts. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction may have an adverse impact on the Company’s development activities. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2017, and the Company’s subsequent current and periodic reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2017	ONCOMED PHARMACEUTICALS, INC.

	By:	/s/ Alicia J. Hager
Alicia J. Hager, J.D., Ph.D. Senior Vice President and General Counsel